Press Information

FOR IMMEDIATE RELEASE
NASDAQ SYMBOL MXIM

Contact:      Paresh Maniar,
                    Executive Director, Investor Relations
                    (408) 737-7600

MAXIM REPORTS AN 11.6% INCREASE IN REVENUES
DURING THE SECOND QUARTER OF FISCAL 2007
COMPARED TO THE SAME QUARTER A YEAR AGO

SUNNYVALE, CA- February 7, 2007-Maxim Integrated Products, Inc., (NASDAQ:MXIM) reported net revenues of $497.5 million for its fiscal second quarter ending December 23, 2006, a 1% decrease from the first quarter of fiscal 2007 and an 11.6% increase over the second quarter of fiscal 2006.

During the quarter, cash, cash equivalents and short-term investments decreased $78.3 million to $1.3 billion after the Company paid out $50.1 million in dividends, $99.5 million for property and equipment, and $116.5 million for income tax payments. These cash outlays totaling $266.1 million were partially offset by cash generated by the Company's operations. Because of the then ongoing inquiry into the Company's stock-option grant practices, there was no stock buy back during the quarter.

Maxim is not providing detailed GAAP and non-GAAP financials for the quarter ending December 23, 2006 due to the previously announced stock-option review by a Special Committee of the Board of Directors. That review was recently completed. Maxim expects to restate its historical financial statements for the

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fiscal years 2000 through 2005 and the related interim periods through March 25, 2006, and to record additional non-cash, stock-based compensation expense related to past stock-option grants. Therefore, limited financial data is presented in the table below.

Tunc Doluca, President and Chief Executive Officer, commented: "As a result of past design wins in multiple end markets, our revenues held up well in this cyclical downturn. This suggests that we have gained market share in the high-performance analog and mixed-signal markets. These design wins position Maxim to be a beneficiary of the revenue and earnings growth opportunities that will present themselves during the next cyclical upturn in the industry."

The Company's Board of Directors declared a cash dividend for the third quarter of fiscal 2007 of $0.156 per share. Payment will be made on March 5, 2007 to stockholders of record on February 17, 2007.

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MAXIM INTEGRATED PRODUCTS, INC.
SELECTED UNAUDITED FINANCIAL INFORMATION

	Three Months Ended
	December 24, 2005	September 23, 2006	December 23, 2006
	(in thousands)

Net revenues	$445,881	$502,745	$497,453

	June 24, 2006	September 23, 2006	December 23, 2006
	(in thousands)

Cash and cash equivalents	$422,333	$467,424	$370,714
Short-term investments	920,317	926,654	945,023
	$1,342,650	$1,394,078	$1,315,737

Accounts receivable, net	$292,592	$291,744	$272,941

Additions to property, plant and equipment	$120,772	$115,067	$74,480

Depreciation and amortization	$22,496	$24,197	$25,383

Note: Due to the pending restatement of the Company's historical financial statements (see discussion in the release text), all financial numbers presented in this release should be considered estimates and may be subject to significant adjustment.

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Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This includes the Company's belief that past design wins in multiple end markets position the Company to be a beneficiary of the revenue and earnings growth opportunities that will present themselves during the next cyclical upturn in the industry, and the Company's expectation to restate its historical financial statements for the fiscal years 2000 through 2005 and the related interim periods through March 25, 2006 and to record additional non-cash, stock-based compensation expense related to past stock-option grants. These statements involve risk and uncertainty. Actual results could differ materially from those forecasted based upon, among other

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things, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market, such as declines in customer forecasts or greater than expected cyclical downturns within the mixed-signal analog segment of the semiconductor market, as well as other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended June 25, 2005. In addition, the risks include: the possibility that the Company may be unable to complete its restatement of financial results for the affected periods as stated in the press release; the risk that proper accounting of any adjustments to the Company's financial statements, resulting from the independent review and SEC inquiry as finally determined by the Board, may differ from the accounting treatment upon which the assumptions and forward-looking statements in this announcement are based; uncertainty regarding the tax treatment of any adjustments to the Company's financial statements as a result of the independent review and SEC inquiry; uncertainty that the Company can meet the NASDAQ Listing Qualifications Panel's March 26, 2007 deadline to be in compliance with all NASDAQ and SEC filing deadlines, and the possibility that Maxim's common stock will no longer continue to remain listed on the NASDAQ Global Market; the risk that the matters described in this press release could divert management's attention from operations; and the fact that expenses arising from the independent review and inquiries made by governmental agencies, the restatement, related private litigation, and other associated activities are expected to be significant.

All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real-world signal processing.

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Maxim Integrated Products, Incorporated

Company Profile

Maxim Integrated Products, Incorporated was founded in 1983 and has been traded on NASDAQ under the symbol "MXIM" since its initial public offering in February 1988. Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for use in a variety of electronic products. Maxim circuits "connect" the real world and the digital world by detecting, measuring, amplifying, and converting real world and communication signals, such as temperature, pressure, sound, voice, or light into the signals necessary for computer and digital signal processing.